Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Tel: 203-622-3131 Fax: 203-622-6080 unitedrentals.com

UNITED RENTALS APPOINTS MARTIN WELCH AS INTERIM CHIEF FINANCIAL OFFICER

GREENWICH, Conn. – September 12, 2005 – United Rentals, Inc. (NYSE: URI) today announced that it has appointed Martin E. Welch as interim chief financial officer, effective immediately. Welch has spent more than three decades in financial management for public and private companies. His reputation is that of an accomplished leader capable of establishing strong finance organizations and effective financial controls.

Wayland Hicks, chief executive officer, said, “The appointment of Marty Welch as interim CFO provides our company with strong financial leadership. He will play a crucial role in our organization as we continue to work expeditiously to complete our financial statements for 2004 and the first half of 2005. His proven track record as an effective executive with extensive financial experience will allow him to contribute immediately.”

Welch will serve in this interim capacity while the company proceeds to fill the position left vacant by the termination of president and chief financial officer John N. Milne in August.

Welch most recently served as director and business advisor to the private equity firm, York Management Services. Welch joined Kmart Corporation as chief financial officer in 1995 and served in that capacity until 2001. During that time, he was instrumental in restructuring the company’s balance sheet and strengthening all aspects of the financial operations, including the successful redeployment of financial resources in support of company goals.

Welch served as chief financial officer for Federal-Mogul Corporation from 1991 until 1995. He held various finance positions at Chrysler Corporation from 1982 to 1991, including chief financial officer for Chrysler Canada.

Welch began his career in 1970 at Arthur Young (now Ernst & Young), and is a certified public accountant. He currently serves on the boards of York portfolio companies Northern Group Retail Ltd. and Popular Club Plan. He holds a Bachelor of Science degree in accounting and a Masters of Business Administration in finance, both from the University of Detroit Mercy.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 730 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,200 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.9 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:
Chuck Wessendorf1
VP, Investor Relations and
Corporate Communications
United Rentals, Inc.
(203) 618-7318
cwessendorf@ur.com